EXHIBIT 99.1

[Logo] LASERSCOPE                                          FOR IMMEDIATE RELEASE

At Laserscope:                              At Financial Relations Board:
Eric Reuter, President & CEO                Tricia Ross Analyst/Investor Contact
Derek Bertocci, CFO                         (617) 520-7064
(408) 943-0636                              Laurie Berman, General Information
                                            (310) 854-8315


                   LASERSCOPE REPORTS 2005 FOURTH QUARTER AND
                           YEAR-END OPERATING RESULTS

    Fourth Quarter Results Driven by Record Worldwide GreenLight(TM) Product Revenues, Strong Aesthetic Sales and Significant Increases in R&D Spending

SAN JOSE, Calif. (February 23, 2006) - Laserscope (Nasdaq: LSCP), a pioneer in the development and commercialization of minimally-invasive medical devices, including medical lasers and advanced fiber-optic delivery devices, today reported record revenues of $35.0 million for its fourth quarter ended December 31, 2005, a 19% increase from $29.4 million in the fourth quarter of 2004 and a 15% increase from $30.4 million in the third quarter of 2005. The fourth quarter increase in revenues was primarily attributable to 35% growth in worldwide urology revenues, led by record shipments of GreenLight PV(R) single-use fiber optic delivery devices both domestically and internationally. Domestic GreenLight PV delivery device sales totaled 15,221 units in the fourth quarter of 2005 compared with 10,211 units in the fourth quarter of 2004. International GreenLight PV delivery device sales totaled 5,461 in the fourth quarter of 2005 compared to 2,269 in the fourth quarter of 2004. The sequential increase in revenues was primarily attributable to strong growth in GreenLight PV delivery device sales and a 19% increase in aesthetic system sales. The worldwide installed base of GreenLight PV laser systems now stands at more than 775 units, with over 425 units in the United States and over 350 units outside the United States.

Fourth quarter 2005 operating income was $5.4 million, down slightly from $5.6 million in the fourth quarter of 2004. Fourth quarter 2005 net income increased to $5.9 million, or $0.26 per fully diluted share, compared to net income of $5.2 million, or $0.23 per fully diluted share, in the same quarter last year.


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3070 Orchard Drive                                   Telephone: (408) 943-0636
San Jose, California                                       Fax: (408) 943-9630
95134-2011                                                  www.laserscope.com

Laserscope Reports 2005 Fourth Quarter and Year-End Operating Results February 23, 2006
Page 2 of 10


Gross margins of 59% in the fourth quarter of 2005 remained consistent with the fourth quarter of 2004 as well as the third quarter of 2005. Historically, gross profit margin has varied as sales mix has changed. For example, increases in sales of GreenLight PV delivery devices will generally raise overall gross profit margin, whereas increases in sales of products through distributors in international markets will tend to decrease overall gross profit margin. Fourth quarter 2005 gross profit was reduced by approximately $400,000 due to inventory adjustments taken as a result of a full physical inventory count. Field service activity related to the upgrade of GreenLight laser systems during the fourth quarter contributed significantly to these inventory adjustments. Additionally, as part of a new pricing program for the GreenLight PV delivery device, in the fourth quarter of 2005 the Company reduced the retail sales price of GreenLight PV delivery devices in the U.S. from $875 to $795. The new pricing program for the GreenLight PV delivery device resulted in a reduction in fourth quarter gross profit of approximately $400,000. Through engineering and manufacturing programs the cost of the Company's fiber optic delivery devices were reduced for 2006. The impact of the new pricing program and the benefit of these cost savings are reflected in Laserscope's forward looking guidance.

Fourth quarter 2005 research and development ("R&D") expenses grew 62% on an absolute basis to $2.4 million, or 7% of revenues, compared to $1.5 million, or 5% of revenues, in the fourth quarter of 2004. Research and development expenses were $2.1 million, or 7% of revenues, in the third quarter of 2005. The increase in R&D expenses resulted primarily from new product development and clinical activities focused on the development of future products and new clinical applications.

Selling, general and administrative ("SG&A") expenses grew approximately 27% to $12.9 million, or 37% of revenues, in the fourth quarter of 2005, compared to $10.2 million, or approximately 35% of revenues, in the fourth quarter of 2004. The increase in SG&A expenses resulted primarily from higher sales and marketing expenses to support the Company's current and future growth initiatives and increased sales in the United States and international markets.

Income tax expense was negative in the fourth quarter of 2005 and relatively low for the full year due principally to tax loss and tax credit carry forwards that benefited income tax expenses in 2005. The benefits from these tax loss and tax credit carry forwards have been fully recognized in


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3070 Orchard Drive                                   Telephone: (408) 943-0636
San Jose, California                                       Fax: (408) 943-9630
95134-2011                                                  www.laserscope.com

Laserscope Reports 2005 Fourth Quarter and Year-End Operating Results February 23, 2006
Page 3 of 10


the 2005 results and the Company expects its effective income tax rate for 2006 to be approximately 40%.

Laserscope's balance sheet remains strong. At December 31, 2005, the Company had no bank borrowings and a cash position of $30.7 million, up significantly from $16.0 million at December 31, 2004. Inventories increased slightly compared to the third quarter of 2005 due to the increase in sales of GreenLight and aesthetic products. Accounts receivable increased approximately $2.7 million compared to the third quarter of 2005 as a result of increased sales. Days sales outstanding in receivables declined from 68 to 66 days.

Full-Year 2005 Results

For the full year ended December 31, 2005, Laserscope reported record revenues of $127.1 million, compared to $93.8 million for the full year ended December 31, 2004, a 36% increase. Operating income in 2005 was $23.8 million, compared to $15.4 million in 2004, a 55% increase. Net income rose 53% in 2005 to $22.6 million, or $0.98 per fully diluted share, compared to $14.7 million, or $0.65 per fully diluted share, in 2004.

Surgical Business Update

"Our surgical business posted strong gains in 2005, driven by our worldwide sales of GreenLight PV delivery devices which increased 97% in 2005 from 2004. In the fourth quarter of 2005 GreenLight PV delivery device sales increased 17% from the third quarter. As we expected, U.S. utilization recovered nicely from the adverse factors that impacted the domestic surgical market in the September quarter, and we were especially pleased to see a strong rebound in sales of GreenLight PV delivery devices in the United States," said Eric Reuter, President and Chief Executive Officer of Laserscope. "International demand for the Photo-Selective Vaporization of the Prostate (PVP) procedure using the GreenLight PV laser system also continued its upward trend during the fourth quarter, as GreenLight PV laser system sales and sales of associated delivery devices grew once again when compared both to the same quarter last year and to the immediately prior quarter. We are pleased with this trend and the high level of enthusiasm for the future market opportunity for the GreenLight product line and PVP procedure from both our direct international operations personnel as well as our international distribution partners."


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3070 Orchard Drive                                   Telephone: (408) 943-0636
San Jose, California                                       Fax: (408) 943-9630
95134-2011                                                  www.laserscope.com

Laserscope Reports 2005 Fourth Quarter and Year-End Operating Results February 23, 2006
Page 4 of 10


About GreenLight(TM) and PVP

The primary market opportunity for the PVP procedure, which is used to treat enlarged prostate disease called benign prostatic hyperplasia ("BPH"), is to replace the Trans-Urethral Resection of the Prostate procedure, or TURP. Industry sources and available data indicate that the number of TURPs performed worldwide likely exceeds one million procedures each year.

Additionally, sources indicate that the number of men using medical therapy (drugs) to treat their BPH symptoms is over 2.5 million annually in the United States and several times this number internationally.

The PVP procedure using the GreenLight PV laser system and GreenLight PV single-use fiber optic delivery device has been demonstrated to offer a relatively safe, durable, and clinically efficacious procedure to treat BPH with minimal side effects that can give patients quick and substantial relief from their BPH symptoms. PVP uses focused high power light energy at the 532 nm wavelength applied through a small, flexible sterile fiber optic delivery device which the urologist uses to safely, efficiently and virtually bloodlessly vaporize and immediately remove thin layers of the unwanted prostatic tissue until the patient's prostatic channel is restored. A PVP treatment often results in nearly immediate symptom relief for the patient. PVP is often done on an outpatient basis and patients often can go home without an in-dwelling catheter the same day following their surgery. Long term clinical data demonstrates that PVP offers clinical outcomes equivalent to TURP, the current "gold-standard", but with a more patient-friendly and substantially better safety and side-effect profile. Laserscope estimates that over 100,000 PVP procedures have been performed worldwide since the GreenLight laser system and PVP procedure were made commercially available in 2002. In 2005, the Company believes approximately 54,000 PVP procedures were performed in the U.S. and over 19,000 performed internationally.

"Our goal has been and continues to be for the PVP procedure to replace TURP as the standard of care worldwide. We are now also focused on establishing the PVP procedure using the GreenLight PV laser system as a preferable alternative in many cases to other less efficacious surgical solutions as well as medical therapies, and to begin to take market share from these other therapies currently in use. Our results in 2005 show that we've achieved marked progress toward replacing the TURP," said Reuter. "In the United States, there were about 54,000 PVP


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3070 Orchard Drive                                   Telephone: (408) 943-0636
San Jose, California                                       Fax: (408) 943-9630
95134-2011                                                  www.laserscope.com

Laserscope Reports 2005 Fourth Quarter and Year-End Operating Results February 23, 2006
Page 5 of 10


procedures performed in 2005, which we believe is somewhere between 20 and 25% of the current TURP market and between 15 and 18% of the overall non-drug surgical treatment market in the U.S. Although international growth has been strong, we believe penetration of the TURP market remains under 5% in many of the largest markets outside the United States. We have not yet received market approval in Japan which we believe is the second largest TURP market outside the United States. We believe this opportunity represents one of several large untapped market opportunities. Given the significant advantages that the PVP procedure offers the patient, the physician, and healthcare systems, we believe that PVP will continue to be adopted as a replacement for TURP for the foreseeable future.


"We have also recently heard anecdotal accounts from some physicians domestically and internationally of patients who have chosen to stop medical therapy (drugs) and instead to seek treatment of their BPH symptoms with the PVP procedure using the GreenLight PV laser system," continued Mr. Reuter. "Although it is not clear whether these anecdotal accounts represent a significant trend, they are consistent with our understanding of the relative merits in many cases of PVP versus medical therapy. Drugs usually require daily compliance for the rest of the patient's life. Drug therapy is expensive, can have side effects, and typically offers nowhere near the clinical efficacy of the PVP procedure. Consequently, we believe that when presented with the facts regarding their treatment options - especially after long-term treatment with medical therapy - many men would prefer to have a single, durable, and substantially more clinically efficacious procedure to treat their symptoms rather than be dependent on a lifetime of medical therapy. We believe the relative merits of the PVP procedure using the GreenLight PV laser system over TURP, other available surgical solutions and medical therapy for a wide spectrum of patients enhance the potential long term prospects for the PVP procedure using our GreenLight products both domestically and internationally."

Aesthetics Business Update

"The fourth quarter represented a strong effort for our aesthetics business," said Mr. Reuter. "Revenues grew nicely compared to the third quarter, allowing us to generate our second highest ever quarterly aesthetics sales. We have made continued good progress with our U.S. distribution partner, Henry Schein, Inc., as we continue to introduce the Henry Schein sales and marketing organization to our aesthetic product line. This is an ongoing process that is expected


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3070 Orchard Drive                                   Telephone: (408) 943-0636
San Jose, California                                       Fax: (408) 943-9630
95134-2011                                                  www.laserscope.com

Laserscope Reports 2005 Fourth Quarter and Year-End Operating Results February 23, 2006
Page 6 of 10


to take several quarters for full implementation. In the fourth quarter of 2005, we hired a global vice president of sales and marketing dedicated to our aesthetic products to focus our energies and drive our growth initiatives in a large and growing worldwide market for aesthetics products and procedures. We are determined to return the aesthetic business to market growth rates by the fourth quarter of 2006. We believe that this past quarter was a good indication that we have made incremental progress toward achieving this goal."

Full Year 2006 Guidance

Full year 2006 revenues and fully taxed earnings are expected to rise between 20% and 25% assuming a full income tax rate of 40% is applied to pre-tax income for both 2006 and 2005. Revenue growth is expected to increase year-over-year with some slight sequential reduction expected in the third quarter due to seasonality.

This forecast specifically does not include the impact on the Company of stock-based compensation expense required under FAS 123R which will decrease earnings reported in 2006 and beyond.

2006 earnings guidance includes accommodation for absolute increases of between 50-60% in R&D spending over 2005 levels to continue funding of key new product development programs, clinical, and regulatory activities in both urology and aesthetics. R&D spending during 2006 is expected to be in the range of 7% to 9% of total revenues. Fully taxed earnings growth is expected to be weighted toward the second half of the year.

SG&A expenses are expected to rise on an absolute basis during 2006 as domestic and international initiatives in sales and marketing are executed. SG&A expenses are expected to range between 33% to 35% of sales during 2006.

Management will continue to report both domestic and international GreenLight delivery device sales and system installed base for the foreseeable future.


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3070 Orchard Drive                                   Telephone: (408) 943-0636
San Jose, California                                       Fax: (408) 943-9630
95134-2011                                                  www.laserscope.com

Laserscope Reports 2005 Fourth Quarter and Year-End Operating Results February 23, 2006
Page 7 of 10


Special Investor Relations Forum Announced

Laserscope will be holding a special Investor Relations Forum coinciding with the 2006 American Urological Association Meeting in May, 2006. At this meeting, Laserscope will be discussing current and future key strategic research and development initiatives and additionally will be unveiling the latest new additions to the Laserscope urology product line. Investors are invited to attend in-person or via a web-cast which will be announced prior to the event. Those planning to attend in person should contact Laserscope's IR representatives as attendance will be limited.

Management Conference Call

Management of Laserscope will hold a conference call today, Thursday, February 23, 2006 at 8:00 am PT / 11:00am ET to discuss results for the 2005 fourth quarter and full year. To participate in the call, please dial 800-257-1836 (303-262-2051 for international callers) at least five minutes prior to the start time. Investors will also have the opportunity to listen to the conference call live on the Internet through Laserscope's website at www.laserscope.com. Investors should go to the website a few minutes early, as it may be necessary to download audio software to access the conference call. A replay of the conference call will be available through Thursday, March 2, 2006 by dialing 800-405-2236 (303-590-3000 for international callers), and entering passcode 11054215.

About Laserscope

Laserscope designs, manufactures, sells and services on a worldwide basis an advanced line of minimally-invasive medical products including medical laser systems and related energy delivery devices for the office, outpatient surgical center, and hospital markets. More information about Laserscope can be found on its web site at www.laserscope.com.

Safe Harbor Statement

This press release contains forward-looking information within the meaning of
Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by this section. These forward-looking statements include: statements about Laserscope's future profitability and operating results, competition, manufacturing and engineering improvements in our existing products designed to reduce the cost of goods sold, expected continued momentum of Laserscope's business and growth including new product offerings, worldwide adoption rates of the PVP procedure using the GreenLight PV(R) laser system, our ability to compete with similar product offerings and other therapies for the treatment of BPH, market penetration


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3070 Orchard Drive                                   Telephone: (408) 943-0636
San Jose, California                                       Fax: (408) 943-9630
95134-2011                                                  www.laserscope.com

Laserscope Reports 2005 Fourth Quarter and Year-End Operating Results February 23, 2006
Page 8 of 10


opportunities in international markets such as in Europe and the Asia Pacific region, including Japan, and the relationship with our distribution partner for aesthetic products, Henry Schein, Inc. These statements are subject to a number of risks and uncertainties, including: uncertainties regarding introduction of new technologies competitive to Laserscope's products and the degree to which our current and new products are accepted by customers, which could affect the level of demand for our products; uncertainties regarding the impact that competitive products and therapies as well as private and public payer reimbursement levels for the PVP procedure could have on the competitiveness of our current pricing programs, which could adversely impact our financial results; our dependence on sole source providers for key components and products; risk of reductions in government and private insurance reimbursement of hospitals and physicians for health care costs, which may negatively impact hospitals and physicians decisions to purchase our products reducing adoption rates and sales growth; risks that we may be unable to protect adequately the integrity, safety and proper use of our disposable fiber optic delivery device with the GreenLight PV(R) laser system, which could result in negative patient outcomes and reduce our disposable delivery device recurring revenue stream; risks that patents and licenses that we hold may be challenged, invalidated or circumvented or that we may become the subject of intellectual property litigation; uncertainties regarding our ability to compete with companies that have significantly greater financial, technical, research and development, manufacturing and marketing resources than we have; and uncertainties that new products will receive regulatory approval in applicable jurisdictions. Actual results may differ materially due to these and other factors. The matters discussed in this press release also involve risks and uncertainties described from time to time in Laserscope's filings with the Securities and Exchange Commission. In particular, see the Risk Factors described in Laserscope's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Copies of Laserscope's public disclosure filings with the SEC, including the most recent Annual Report on Form 10-K and the most recent forms 10-Q are available upon request from its Investor Relations Department at its website at www.laserscope.com and at the SEC's website: www.sec.gov. Laserscope assumes no obligation to update the forward-looking information contained in this press release.

                              - Tables to Follow -


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3070 Orchard Drive                                   Telephone: (408) 943-0636
San Jose, California                                       Fax: (408) 943-9630
95134-2011                                                  www.laserscope.com

Laserscope Reports 2005 Fourth Quarter and Year-End Operating Results February 23, 2006
Page 9 of 10


                      GreenLight(TM) Delivery Device Sales
                                     (UNITS)


2005                               Q1        Q2        Q3        Q4      Year
----                               --        --        --        --      ----
United States                  11,792    14,379    12,654    15,221    54,046

International                   4,463     4,712     4,985     5,461    19,621
                               ------    ------    ------    ------    ------
             Total             16,255    19,091    17,639    20,682    73,667
                               ======    ======    ======    ======    ======

2004                               Q1        Q2        Q3        Q4      Year
----                               --        --        --        --      ----
United States                   5,018     6,908     7,024    10,211    29,161

International                   1,385     1,582     2,967     2,269     8,203
                               ------    ------    ------    ------    ------
             Total              6,403     8,490     9,991    12,480    37,364
                                =====     =====     =====    ======    ======


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3070 Orchard Drive                                   Telephone: (408) 943-0636
San Jose, California                                       Fax: (408) 943-9630
95134-2011                                                  www.laserscope.com

Laserscope Reports 2005 Fourth Quarter and Year-End Operating Results February 23, 2006
Page 10 of 10

                          LASERSCOPE FINANCIAL SUMMARY
                                   (Unaudited)


Condensed Consolidated Statements of Income

                                                                 Three months ended            Twelve months ended
                                                                     December 31,                   December 31,
(thousands except per share amounts)                             2005           2004            2005           2004
---------------------------------------------------------------------------------------------------------------------
Net revenues ..........................................        $35,001         $29,430        $127,124        $93,770
Cost of sales .........................................         14,290          12,180          50,421         39,115
                                                               -------         -------        --------        -------
Gross margin ..........................................         20,711          17,250          76,703         54,655

Operating expenses:
     Research and development .........................          2,412           1,490           7,858          5,217
     Selling, general and administrative ..............         12,913          10,189          45,014         34,023
                                                               -------         -------        --------        -------
                                                                15,325          11,679          52,872         39,240

Operating income ......................................          5,386           5,571          23,831         15,415
Interest income (expense) and other, net ..............            126             (57)            545            264
                                                               -------         -------        --------        -------
Net income before income taxes ........................          5,512           5,514          24,376         15,679
Provision (benefit) for income taxes ..................           (395)            330           1,826            940
                                                               -------         -------        --------        -------
Net income ............................................        $ 5,907         $ 5,184        $ 22,550        $14,739
                                                               =======         =======        ========        =======

Basic net income per share ............................        $  0.27         $  0.24        $   1.02        $  0.70
                                                               =======         =======        ========        =======

Diluted net income per share ..........................        $  0.26         $  0.23        $   0.98        $  0.65
                                                               =======         =======        ========        =======

Shares used in basic per share calculations ...........         22,265          21,672          22,142         21,075
                                                               =======         =======        ========        =======

Shares used in diluted per share calculations .........         22,874          22,905          22,917         22,808
                                                               =======         =======        ========        =======

Condensed Consolidated Balance Sheets

                                                                                      December 31,      December 31,
($ in thousands)                                                                             2005              2004
----------------------------------------------------------------------------------------------------------------------
Assets
Current assets:
     Cash & cash equivalents.....................................................          $ 30,653          $15,954
     Accounts receivable, net....................................................            25,138           20,342
     Inventories.................................................................            27,058           19,446
     Prepayments and other current assets........................................            19,171            1,471
                                                                                           --------          -------
              Total current assets...............................................           102,020           57,213

Property and equipment, net......................................................             8,663            3,457
Other assets  ...................................................................             1,087              919
                                                                                           --------          -------
              Total assets.......................................................          $111,770          $61,589
                                                                                           ========          =======
Liabilities and Shareholders' Equity
Current liabilities..............................................................          $ 26,973          $18,647
Capital leases...................................................................                 9               31
Shareholders' equity.............................................................            84,788           42,911
                                                                                           --------          -------
Total liabilities and shareholders' equity.......................................          $111,770          $61,589
                                                                                           ========          =======


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3070 Orchard Drive                                   Telephone: (408) 943-0636
San Jose, California                                       Fax: (408) 943-9630
95134-2011                                                  www.laserscope.com